Exhibit 2.2

DESCRIPTION OF THE RIGHTS OF SHARES REGISTERED UNDER

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

A.OFFER AND LISTING DETAILS

Cadeler A/S (the “Company”) is a limited liability company organized under the laws of Denmark and registered with the Danish Business Authority under CVR number 31180503.

The Company has a total share capital of DKK 350,929,868, divided into 350,929,868 ordinary shares, each with a nominal value of DKK 1.00 per share. Each share carries one (1) vote at any general meeting of the shareholders of the Company (each such general meeting, a “General Meeting”).

The Company’s shares are listed in Norway on the Oslo Stock Exchange (OSE), and traded under the symbol “CADLR”. The Company’s American Depository Shares (“ADSs”) are listed in the United States on the New York Stock Exchange (NYSE), and traded under the symbol “CDLR”. Each of the Company’s shares has been fully paid up and is registered by Euronext Securities Oslo, a central securities depositary in Norway.

The shares have the rights, preferences and restrictions described below under “B. Memorandum and Articles of Association.”

B.MEMORANDUM AND ARTICLES OF ASSOCIATION

The following section summarizes certain material provisions of the Company’s Articles of Association, certain other constitutive documents and relevant Danish corporate law. For further information, see Exhibit 1.1 to this Form 20-F for the Company’s Articles of Association.

General

The objects of the Company are to carry on business in the area of shipping and to develop ship projects. The Company’s objects are set out in Article 1.2 of its Articles of Association.

Powers of the Board of Directors

All members of the Board of Directors have equal voting rights, and all resolutions are passed by a simple majority of votes. However, in the event of a tie, the Chair shall have the casting vote. The Board of Directors forms a quorum when at least a majority of its members is present.

According to the Danish Companies Act, no member of the Board of Directors or the Executive Management may take part in the consideration of any business involving agreements between any member of the Group and the individual, legal actions brought against the individual, or any business involving agreements between any member of the Group and any third party or legal actions brought against any third party, if the individual has a major interest therein that might conflict with the Company’s interests. The Danish Companies Act also includes restrictions on the Company’s ability to grant loans or provide security to any member of the Board of Directors or anyone particularly close to such a member of the Board of Directors. The Company’s ability to grant loans or provide security is subject to a number of conditions including shareholder approval or delegation of authorization to the Board of Directors by the General Meeting.

The remuneration of the Board of Directors must be approved by the Company’s shareholders at the Annual General Meeting.

Rights, restrictions and preferences attaching to the shares

All shares in the Company rank pari passu in respect of voting rights, pre-emptive rights, redemption, conversion and restrictions or limitations according to the Articles of Association and eligibility to receive dividend or proceeds in the event of dissolution and liquidation. No shares carry special rights, restrictions or limitations pursuant to the Articles of Association.

If the shareholders at an Annual General Meeting approve a recommendation by the Board of Directors to pay dividends, dividends shall be paid with fully discharging effect for the Company through a central securities depository and an account-holding bank to shareholders registered by Euronext Securities Oslo at the time of payment.

The Board of Directors has been granted authority to distribute extraordinary dividends. This authority is included in Article 9.5 of the Articles of Association of the Company. Hence the Board of Directors has been granted authority to pay interim dividends without obtaining specific approval from the Annual General Meeting. Any Board resolution to pay extraordinary dividends must be accompanied by a balance sheet showing that sufficient funds are available for distribution. An authorized auditor must review the balance sheet.

Each share has a nominal value of DKK 1.00 and carries one (1) vote at General Meetings. The shares are negotiable instruments.

The share capital has been fully paid up and shareholders are not liable to further capital calls by the Company. No shareholder shall be obliged to have his shares redeemed in whole or in part. There is no sinking fund provision in the Articles of Association. There is no provision in the Articles of Association discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares. The members of the Board of Directors do not stand for reelection at staggered intervals and there is no cumulative voting arrangement.

Changes in shareholders’ rights

Changes in the rights of holders of shares require an amendment of the Articles of Association. Unless stricter requirements are made under the Danish Companies Act for any such resolution to be passed, at least 2/3 of the votes cast and of the share capital represented at a General Meeting.

General Meetings

The Company’s General Meetings shall be held at a venue in the Capital Region of Denmark. Provided that certain conditions are met, as described in the Articles of Association and in the Danish companies act, the Board of Directors is authorized to resolve, when it considers it appropriate, that the General Meeting is held as a partially electronic or a fully electronic General Meeting. The Annual General Meeting shall be held before the end of April in every year. Extraordinary General Meetings shall be held as resolved by the Board of Directors, or upon the request of the auditors or shareholders representing in total at least 5% of the share capital. The Extraordinary General Meeting shall then be called not later than two weeks after receipt of such request.

General Meetings shall be called by the Board of Directors not earlier than five weeks and not later than three weeks prior to the General Meeting. The notice calling such General Meeting, stating the agenda for the meeting, shall be published on the Company’s website: cadeler.com (the contents of this website are not incorporated by reference into this Form 20-F). The notice convening the general meeting shall also be forwarded in writing (by mail or email at the Company’s choice) to all shareholders entered in the Register of Shareholders who have so requested.

A shareholder’s right to attend and vote at a General Meeting shall be determined by the shares such shareholder owns at the applicable record date. The share record date is one week prior to the General Meeting. Any shareholder who is entitled to attend the General Meeting is required to apply for an admission card to such General Meeting no later than three days prior to the date of such General Meeting. In accordance with the provisions of the Deposit Agreement, the record date and the deadline for submission of voting instructions with respect to shares underlying ADSs may be earlier than that applicable to shares held directly by the applicable holder. ADS holders who wish to attend the General Meeting in Denmark should contact Investor Relations via e-mail to InvestorRelations@cadeler.com.

The shares held by each shareholder at the share record date shall be calculated based on the registration of the shareholder’s shares in the Register of Shareholders as well as any notification received by the Company with respect to registration of shares in the Register of Shareholders, which have not yet been entered in the Register of Shareholders.

Ownership restrictions

Other than the Danish rules on screening of certain foreign direct investments (“FDI”) in Denmark (the “Danish FDI Rules”) and applicable international trade and financial sanctions as outlined below, there are no limitations on the right to hold or vote the shares or the ADSs imposed by the laws of Denmark, the Articles of Association of the Company or any other of its constituent documents.

Under the Danish FDI Rules, a screening mechanism applies to foreign direct investments in certain sensitive sectors, if the foreign investor obtains at least 10% ownership or voting rights, or equivalent control by other means. Among such sensitive sectors are companies and entities within critical technology with activities comprised by technologies for industrial energy storage, energy conversion and critical infrastructure in Denmark with activities comprised by energy transport or electricity production, electricity storage capacity as well as transportation and supply of electricity that are necessary to restore or maintain the energy functions that are important for the society. If a contemplated foreign direct investment in Cadeler A/S is considered to fall within the scope of the mandatory screening mechanism, the foreign investor is required to apply for prior authorization with the Danish Business Authority. If a foreign investor fails to comply with the Danish FDI Rules, the Danish Business Authority may impose restrictions, inter alia, ordering a reversal of the investment or suspending the foreign investor’s voting rights. FDI filings, notifications or approvals may under certain circumstances also be required in non-Danish jurisdictions.

International trade and financial sanctions are continually evolving. If applicable, such international trade and financial sanctions may under certain circumstances prevent the possibility of export and import of capital, and affect the remittance of dividends, interest and other payments to the non-resident holders of the shares or the ADSs. In addition, the international trade and financial sanctions may also restrict the rights to acquire, transfer, hold or vote the shares and ADSs. Failure to comply with international trade and financial sanctions can lead to criminal and civil liability.

Change of control

There is no provision in the Articles of Association, nor any other constituent document, that would have an effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries).

Ownership disclosure

According to the Danish Capital Markets Act and the Danish Companies Act, shareholders of the Company must notify the Danish Financial Supervisory Authority and the Company of their ownership if they own 5% or more of the voting rights or share capital. Also, shareholders must notify changes in holdings if thresholds of 5%, 10%, 15%, 20%, 25%, 50%, 90% or 100% and 1/3 and 2/3 of the voting rights or share capital are crossed.

Changes in capital

The Company’s Articles of Association do not contain conditions governing changes in the Company’s share capital more stringent than those contained in the Danish Companies Act.